Exhibit 2.1

FORM OF CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (this “Agreement”) is dated as of [●], 2016, by and between Nant Health, LLC, a Delaware limited liability company (the “Company”), and NantWorks, LLC, a Delaware limited liability company (“NantWorks”). The Company and NantWorks are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with Delaware Law (as defined below), and pursuant to Section 6.3.4 of the Company LLC Agreement (as defined below), the board of directors of the Company has deemed it advisable to convert, and has approved the conversion of, the Company from a Delaware limited liability company to a Delaware corporation to be named NantHealth, Inc. (“NantHealth”) (the “Conversion”) to facilitate the underwritten initial public offering of NantHealth’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission;

WHEREAS, pursuant to Sections 6.3.4 and 8.7.2 of the Company LLC Agreement, the board of directors of the Company has determined that the Conversion shall take the form of a statutory conversion of the Company to a corporation pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend for the transactions contemplated by this Agreement to be governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used herein, in addition to terms defined elsewhere, the following terms have the following meanings:

“Delaware Law” means, collectively, the DGCL and the DLLCA.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Material Adverse Effect” means a material adverse effect on the ability of the Company or NantHealth, as applicable, to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE II

The Conversion

2.1 The Conversion.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware (i) a certificate of conversion in the form of Exhibit A attached hereto (the “Certificate of Conversion”) providing for the Conversion, and (ii) a certificate of incorporation of NantHealth in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall become effective at the time of the filing of the Certificate of Conversion (and the Certificate of Conversion will specify that the Conversion shall be effective immediately upon its filing) as provided under the DGCL (the “Conversion Effective Time”). References to the Company from and after the Conversion Effective Time shall mean NantHealth. It is acknowledged and agreed that the Conversion shall be conducted in accordance with Delaware Law and terms of that certain Ninth Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 1, 2016 (as amended or otherwise modified from time to time, the “Company LLC Agreement”).

(b) The Conversion shall have the effects set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the properties, rights, privileges and powers of the Company shall vest in NantHealth, and all debts, liabilities, and duties of the Company shall become the debts, liabilities and duties of NantHealth.

(c) NantHealth shall be initially governed by the Certificate of Incorporation and the bylaws (in the form of Exhibit C attached hereto), in each case until thereafter amended in accordance with the provisions thereof and applicable Law.

(d) Subject to applicable Law, (i) the members of the board of directors of the Company as of the Conversion Effective Time shall be the members of the board of directors of NantHealth and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company as of the Conversion Effective Time shall be the officers of NantHealth and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(e) All of the equity interests of the Company outstanding as of immediately prior to the Conversion Effective Time shall, as of the Conversion Effective Time, by virtue of the Conversion and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the Common Stock as specified in Section 2.1(f). All of such outstanding equity interests of the Company when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the Common Stock as specified in Section 2.1(f).

(f) At the Conversion Effective Time, (i) each outstanding Unit (as defined in the Company LLC Agreement) of the Company immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into such number of shares of Common Stock of NantHealth as provided for in Section 8.7.2 in the Company LLC Agreement; provided that the Series C Units (as defined in the Company LLC Agreement) shall be subject to vesting requirements commensurate with the vesting requirements applicable to the Series C Units prior to the Conversion and (ii) the Company’s Phantom Unit Plan will be amended pursuant to its terms to make necessary updates as a result of the Conversion. Upon issuance pursuant to the Conversion, all shares of Common Stock of NantHealth will be duly authorized, validly issued, fully paid and non-assessable.

(g) As of the Conversion Effective Time, the Company LLC Agreement shall be terminated and of no further force and effect, and no party thereto shall have any further rights, duties or obligations pursuant to the Company LLC Agreement, except that the following provisions of the Company LLC Agreement shall survive the Closing: with respect to any tax matters relating to tax periods of the Company ending on or prior to the Closing, Section 9.7. Notwithstanding the foregoing, the termination of the Company LLC Agreement pursuant to this Section 2.1(g) shall not relieve any party thereto from any liability arising in connection with any breach by such party of the Company LLC Agreement prior to Conversion Effective Time.

2.2 Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 on the date hereof. The Closing shall occur upon the Conversion Effective Time. At the Closing:

(a) each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

(b) the Certificate of Conversion and the Certificate of Incorporation shall be filed pursuant to the terms of Section 2.1.

ARTICLE III

Representations And Warranties of NantWorks

NantWorks represents and warrants to the Company that, as of the date hereof:

3.1 Existence and Power. NantWorks is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

3.2 Authorization. The execution, delivery and performance by NantWorks of this Agreement and the consummation of the transactions contemplated hereby are within the powers and authority of NantWorks and have been duly authorized by all necessary action on the part of NantWorks. This Agreement constitutes the legal, valid and binding obligation of NantWorks enforceable against NantWorks in accordance with its terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

3.3 Governmental Authorization. The execution, delivery and performance by NantWorks of this Agreement and the consummation of the transactions contemplated hereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than: (a) the filing by the Company of the Certificate of Conversion and the Certificate of Incorporation and (b) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

3.4 Noncontravention. The execution, delivery and performance by NantWorks of this Agreement and the consummation of the transactions contemplated hereby does not (a) violate or conflict with the organizational documents of NantWorks or any resolution adopted by or action taken by the directors, managing member or members of NantWorks, (b) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to NantWorks or (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of NantWorks, or to a loss of any benefit to which NantWorks is entitled under any provision of any agreement, contract or other instrument to which NantWorks is a party or by which NantWorks or its properties or assets are bound, except, in the case of clauses (b) or (c), for any such contravention, conflict or violation that would not have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to NantWorks that, as of the date hereof:

4.1 Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the powers and authority of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than: (a) the filing by the Company of the Certificate of Conversion and the Certificate of Incorporation; and (b) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

4.4 Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) violate or conflict with the organizational documents of the Company or any resolution adopted by or action taken by the directors, managing member or members of the Company, (b) assuming compliance with the matters referred to in Section 4.3(a), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clauses (b) or (c), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

Covenants of the Parties

Each of the Parties hereto agrees that:

5.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

5.2 Tax Treatment. The Parties agree to treat, for U.S. federal, state and local tax purposes, the transactions contemplated by this Agreement as governed by Section 351 of Code (as further descried in Rev. Rul. 2004-59, IRB 2004-24) and to report consistently with such treatment for all U.S. federal, state and local tax purposes.

ARTICLE VI

Survival

6.1 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely. If the Certificate of Conversion has not been filed prior to July 31, 2016, this Agreement shall automatically terminate and none of the representations, warranties, covenants or agreements of the Parties contained in this Agreement shall survive such termination.

ARTICLE VII

Miscellaneous

7.1 Notices.

(a) All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given,

If to the Company, to:

NantHealth, Inc.

9920 Jefferson Blvd.

Culver City, CA 90230

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.

633 West Fifth Street, 15th Floor

Los Angeles, CA 90071

Attention: Martin J. Waters, Esq.

Facsimile: (858) 350-2308

If to NantWorks, to:

NantWorks, LLC

9920 Jefferson Boulevard

Culver City, California 90232

Attention: Chief Executive Officer

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Without limiting the manner by which notice otherwise may be given effectively to the Parties pursuant to this Agreement, any notice to the Parties given by the Company under any provision of this Agreement shall be effective if given by a form of electronic transmission consented to by the Party to whom the notice is given. Any such consent shall be revocable by such Party by written notice to the Company.

(b) Any notice given pursuant to the preceding paragraph shall be deemed given:

(1) if by electronic mail, when directed to an electronic mail address at which the Party has consented to receive notice;

(2) if by a posting on an electronic network together with separate notice to the Party of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(3) if by any other form of electronic transmission, when directed to the Party.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud or willful misconduct, be prima facie evidence of the facts stated therein.

(d) An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3 Expenses. Except to the extent otherwise expressly provided for in this Agreement, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

7.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

7.5 Governing Law. This Agreement is governed by and shall be construed in accordance with Delaware Law, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate of Conversion, the Certificate of Incorporation or Delaware Law, the applicable provision of this Agreement shall control, to the extent permitted by law.

7.6 Consent to Jurisdiction. The parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of California in connection with any matter or dispute arising under this Agreement.

7.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.8 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. This Agreement is not intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

7.9 Entire Agreement. Except as provided in Section 2.1(g), this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

7.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Conversion Agreement to be duly executed as of the day and year first above-written.

NANT HEALTH, LLC

By:

Name:

Title:

[Signature page to Conversion Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Conversion Agreement to be duly executed as of the day and year first above-written.

NANTWORKS, LLC

By:

Name:

Title:

[Signature page to Conversion Agreement]

Exhibit A

STATE OF DELAWARE

CERTIFICATE OF CONVERSION TO CORPORATION

OF

NANT HEALTH, LLC

FROM A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 265

OF THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to Corporation is being duly executed and filed by an authorized person on behalf of Nant Health, LLC, a Delaware limited liability company (the “Limited Liability Company”), to convert the Limited Liability Company to NantHealth, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

FIRST:	The jurisdiction where the Limited Liability Company was first formed is the State of Delaware.

SECOND:	The date the Limited Liability Company was first formed as a limited liability company is July 7, 2010.

THIRD:	The name of the Limited Liability Company immediately prior to filing this Certificate of Conversion to Corporation is Nant Health, LLC.

FOURTH:	The name of the Corporation as set forth in its Certificate of Incorporation is NantHealth, Inc.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Limited Liability Company, has executed this Certificate of Conversion on the      day of         , 2016.

NANT HEALTH, LLC,
a Delaware limited liability company

By:

Name:

Title:	Authorized Person

[Nant Health, LLC – Certificate of Conversion]

Exhibit B

Certificate of Incorporation

Exhibit C

Bylaws